UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 11, 2011 (March 6, 2011)

ALR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-30414
(Commission File No.)

3350 Riverwood Pkwy
Suite 1900
Atlanta, Georgia 30339
(Address of principal executive offices and Zip Code)

(678) 881-0002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 6, 2011, we established a line of credit with our chairman, Sidney Chan, of up to $2.5 million for the exclusive purpose of funding the costs of sales and marketing program.

Also on March 6, 2011, under a related agreement, we granted Mr. Chan options to purchase 20,000,000 shares of the Company at a price of $0.125 per share. Such options will vest on the basis of eight (8) options for each one ($1.00) dollar borrowed under the line of credit to meet the costs of the sales and marketing program.

ITEM 8.01	OTHER EVENTS.

We filed Premarket Notification with the US Food and Drug Administration (FDA) under section 510(k) of the Food, Drug and Cosmetic Act and, subject to receiving clearance from the FDA, determined to retain a national firm of sales and marketing agents to conduct a major sales and marketing campaign in the United States and Canada during the next two years in order to promote our Health-e-Connect System (HeC). While a marketing firm has yet to be retained, the sales and marketing program is expected to require significant up front funding. Under an agreement dated as of March 6, 2011, we established a line of credit with Mr. Chan, of up to $2.5 million for the exclusive purpose of funding the costs of such program. Under a related agreement, also dated as of March 6, 2011, we granted Mr. Chan options to purchase up to 20,000,000 shares of the Company at a price of $0.125 per share. Such options will vest on the basis of eight (8) options for each one ($1.00) dollar borrowed under the line of credit to meet the costs of the sales and marketing program.

ITEM 9.01      EXHIBITS AND FINANCIAL STATEMENTS.

Exhibit	Document Description

10.1	Option Agreement.
10.2	Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of March, 2011.

ALR TECHNOLOGIES INC.

BY:	LAWRENCE WEINSTEIN
Lawrence Weinstein
President, Chief Operating Officer and a member of the Board of Directors